EXHIBIT 99.2

On October 19, 2006, Horizon Lines, Inc. hosted a conference call to discuss that it was increasing its earnings guidance with respect to the third quarter and full year 2006 solely as a result of its election to pay tonnage tax in lieu of regular federal corporate income tax on its qualifying trade routes. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator:

Good morning, ladies and gentlemen, and welcome to the Horizon Lines earnings guidance increase conference call. As a reminder, this conference is being recorded on Thursday, October 19, 2006. I would now like to turn the conference over to Chuck Raymond, President and Chief Executive Officer. Please go ahead, sir.

CEO (C. Raymond):

Thanks very much and good morning. I want to welcome you to our call. Mark Urbania, who is our Senior Vice President and Chief Financial Officer, is going to take you through the earnings impact of our tonnage tax election that we announced last evening. But because this is such a significant event for us, I think it’s appropriate for me to read to you the waiver on forward-looking statements.

Certain statements contained in this presentation today are going to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements that are not of historical fact constitute forward-looking statements, and accordingly, involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Certain factors are detailed in Horizon Lines, Inc.’s final prospectus, filed with the SEC on September 13, 2006. Other factors may include changes in tax laws or their interpretation, adverse tax audits, and other tax matters.

With that, and, before I ask Mark to take you through the slides and the presentation, I thought it might help to give you a little history on the tonnage tax issue.

First, many nations have a similar tax approach to overseas earnings. Over the past ten years or so, the American flag carriers have lobbied Congress to place us on equal footing with our foreign-based competitors. A lot of inequities have persisted and really contributed to the structural downsizing, as you know, of our American flag fleet over the years. Some of those categories involve depreciation rules, taxes on offshore earnings, duties on foreign repairs and the taxation of U.S. mariners’ wages that are earned on the high seas. We’ve been getting Congress to address these things in a structural way.

And they did respond to our call for a more level playing field with the Jobs Creation Act of 2004. This act finally addressed the specific matter of taxation of earnings of U.S.-flag vessels engaged in foreign commerce.

The law itself was passed by the Congress with very strong bipartisan support because it provided U.S. manufacturers and workers with a broad-based tax relief structure. It was signed into law by the president on October 22, 2004 — just about two years ago. Most provisions became effective on January 1, 2005.

Within the legislation, there are actually over 180 individual business tax, tax relief and tax reform specifications and simplifications, as well as new revenue provisions. Only five of the 180 provisions have sun-set provisions. There are three specific provisions related to the depreciation treatment of software, leasehold improvements in restaurants, and improvement reductions; they allow excise tax credits on biodiesel and agri-biodiesel used to develop certain qualified fuel mixtures; and the treatment of certain dividends of regulated investment companies, as we know, which have been due to expire after tax year 2007. The remaining provisions of the law were passed and costed by Congress using their traditional 10-year estimates. So therefore, we feel assured of the durability of these benefits and are able to incorporate them into our strategies with confidence.

With that background, Mark, would you take us through the impact of this tonnage tax election?

CFO

(M. Urbania):

I’ll start on page two, the introduction page. We are increasing our earnings guidance for the third quarter and full year of 2006, but we’re solely increasing that guidance related to, and only to, the tonnage tax in lieu of corporate income tax at present. We will be discussing our year-to-date results, our third-quarter results, and how we are viewing full-year 2006 on our third-quarter earnings call, which is scheduled for October 30th at 11 a.m., Eastern Time.

On page three there are a couple of points on the tonnage tax overview, which Chuck covered most of. But it’s important to reiterate that they are sustained benefits in our view; not sun-setting provisions. The first year of eligibility for us was 2005. We elected to do the tonnage tax. The timing of why we elected to do so is because of a couple of things.

Number one, as we typically do, we filed an extension of our 2005 return. One of the reasons that we filed an extension of our 2005 return was that we wanted the time and opportunity to get some professionals on board — tax professionals and legal professionals — to help us look at how tonnage tax would apply to our business, and particularly as to how it would apply to our business with our new TP1 strategy with the foreign-built US flag vessels coming in, and how that could possibly impact our results going forward in years 2007 and beyond. So, that’s a little bit of history about why we decided to do this in the third quarter of 2006.

Chuck mentioned that the tonnage tax is applicable to U.S. foreign trade. And how that applies specifically to us are the five ships that operate in Puerto Rico currently. Specifically, for years 2005 and 2006, it solely relates to the five ships that we operate in the Puerto Rico trade. For years 2007 and beyond, we’ve been advised that Puerto Rico will continue to qualify. But, as mentioned, we’ve been advised that the five new ships that will serve Guam and Asia through our long-term agreement with Maersk will qualify as well. This is an ongoing benefit for us.

On page four, a couple of brief comments on the mechanics of the tonnage tax. The first bullet point I’ve already covered. When we filed our 2005 return in the third quarter of 2006, we made our election. Once the election is made, it remains in effect for all subsequent years; it applies to the qualifying vessels which I just walked you through. There is a provision in that law that prevents someone from flip-flopping back and forth between electing tonnage tax or U.S. income tax. You can un-elect tonnage tax, but you cannot reelect it for the subsequent five years.

On page five, we talk more specifically about the tonnage tax financial impact, starting with the third quarter of 2006. It’s broken down into three components here.

The 2005 impact and the election in 2006 relate to the true-up of 2005, or more specifically to an increase in the NOL in the third quarter, which, on an actual dollar basis, is $10.4 million.

Next, the revaluation of deferred tax assets and liabilities. The tonnage tax is a permanent difference. The deferred tax assets and liabilities, as you may know, that are on our balance sheet today represent temporary differences. This currently relates to the revaluation of those assets related to Puerto Rico. This means our net deferred tax liabilities would be reduced by $19.9 million, with the offset going to the P&L and the tax accounts.

Therefore, the first item — the 2005 impact election in ‘06 and the revaluation — are one-time, non-recurring benefits. We are recording this impact in the third quarter of 2006.

Now, the impact relating to the first three quarters of 2006 is $9.1 million — that would be the true benefit through three quarters of this year — for a total reduction in tax expense of $34.9 million.

Now, for the full year, you’ll notice that the first two line items are the same. That’s because those are one-time items. We recorded them all in the third quarter, so there is no impact for the fourth quarter. The 2006 impact rose to $12.3 million. That’s because we get a benefit in the fourth quarter for this. So we have a total tax reduction expense solely related to the tonnage tax of $42.6 million in 2006.

On slide six, I’d like to spend a few minutes giving you the details on the earnings per share impact, cash impact, and booked taxes.

Starting with the first line, the earnings per share impact, in the third quarter of 2006, excluding — as footnote 1 shows — the impact of the one-time non-recurring items, the true impact on our business is $0.27 per share, for the first three quarters of this year.

Moving over to the next column, the 2006 forecast is $0.37 per share. That is the true impact related to the ongoing benefits in 2006 for the full year. Our expectation per share for 2007 is that this would be worth $0.40 to $0.45 per share on a go-forward basis.

The second line, earnings per share impact, as footnote 2 describes, which reflects the 2005 election, the revaluation of the deferred tax assets, and the impact on the year, that’s $1.17. For the full year 2006 it would be $1.28. And, again, $0.40 to $0.45. No change there for 2007.

From an estimated cash taxes perspective, we’re very pleased with this as a result of electing this tonnage tax. But we’re forecasting cash taxes for 2006 to be in the $2 million to $3 million range — significantly less then what we communicated before. And we expect 2007 cash taxes to be in the $8 to $10 million range.

Now, from an effective tax rate perspective, this represents a 15.2% effective tax rate for 2006, excluding the non-recurring one-time items. So, if we didn’t have this particular item in 2006 and we made the election on the first day of this fiscal year 2006, our effective tax rate would be 15.2%.

For 2007, our expectation is that our effective tax rate would be 20%, versus the guidance I’ve given you previously of 38.5%. Now, the reason that it grows from 15.2% to 20% is because the non-qualifying assets, specifically the ones that operate in the Hawaii trade and the Alaska trade, which we expect to grow and become more profitable, will increase our tax rate.

Now, offsetting that, though, from years 2007 and forward, is the TP1 implementation plan, where we bring these five new foreign vessels in. Over a period of time, as we have discussed previously, we expect that business to grow and to be profitable for us. So, that will offset going forward any increase in the non-qualifying businesses. So, we expect 20% for 2007 and 20% for years going forward past that.

Finally, on slide number seven, revised 2006 earnings guidance. If you recall from our second-quarter earnings guidance, we expected our third-quarter results to be at that time $0.40 to $0.42 per share. If you add the earnings per share impact of the election, excluding those one-time items which I mentioned, it would be $0.67 to $0.69 per share. And then, including everything, such as the one-time item for the revaluation of the deferred tax assets and liabilities, and then carrying this back to 2005, it would be $1.57 to $1.59 per share. On a full-year basis, our guidance at the end of our second-quarter earnings call was $0.85 to $0.90 per share. Given the EPS impact, excluding the one-time items, of the election, we have revised upward this guidance to $1.22 to $1.27 per share. On a full-year basis, including those one-time non-recurring expenses, our earnings per share would be $2.13 to $2.18 per share. And I make mention again, as I did when I opened, that this does not reflect our thoughts on the third quarter or the full year of 2006. We’re looking forward to sharing that information with you on our conference call on October 30th at 11:00 a.m., Eastern Time.

Question:

Mark, you gave good information on this and answered a lot of questions. One of the issues was the cash impact, and you talked about the estimated taxes for this year and next year. Can you remind us what the previous guidance was for cash taxes, as we try to get to an actual cash savings from this announcement?

Answer

(M. Urbania):

I want to be clear about the guidance that I gave early on related to cash taxes. We were expecting cash taxes in the $12 to $15 million range. However, for our investors that may be listening on the call, during our offerings we said that, given some of the work that we were doing in this area in tax planning, that we would expect our taxes to be a little bit less, although we didn’t know exactly what they were.

So, thinking that our cash taxes for the full year were going to be in the $12 to $15 million range, this is quite a savings for us. And then we received a lot of questions as to how we thought about cash taxes for 2007. At that time, we indicated we were working on that. We didn’t have a strategy in place. We knew tonnage tax was coming in. It would be less than that. We didn’t know exactly how much it would be. But I think that the information that I provided you today helps clear that up.

Question:

My other question involves Puerto Rico. It’s obviously a Jones Act trade, and it’s protected by the barriers of entry of the Jones Act, in that the ship needs to be U.S.-built. Yet, if it allows for this tonnage tax regime, it seems like a kind of win-win situation.

So, can you explain a little bit why Puerto Rico versus why not maybe Guam? And then also longer-term—and maybe this is for Chuck—because it might be this win-win situation. Do you see new competition entering the market in Puerto Rico?

Answer

(M. Urbania):

I’ll take the first part of that. I just want to make sure that we are clear here. For tax years 2005 and 2006, Puerto Rico and the five ships that we operate in that trade qualify for this tonnage tax. So, we will avail ourselves of the opportunity to elect tonnage tax for those years.

Currently, because the ship rotation that we have on the Jones Act ships calls the West coast and calls Hawaii, the ships both pick up cargo and drop off cargo in Hawaii and continue on to Guam and then on to Asia, and then as you know we sell most of the capacity on those vessels to Maersk on our backhaul. That all changes as a result of this new five-ship scheme. We will be sailing off the West Coast of the United States, won’t be dropping off any cargo in Hawaii, and will be continuing on to Guam. So, in 2007 and beyond, as we grow — and as explained to you and others, that the incremental benefits from a revenue and earnings standpoint, once we get this TP1 kicked off in the first half of 2007, those benefits will grow and accrue to us. So, we will be including Guam, we will be including our Asia routes, and we will be using the tonnage tax from that standpoint as well.

Question:

I understand why the TP1 would work, but I’m just trying to get a sense as to why Puerto Rico for the tonnage tax regime is considered a foreign port, but from a barriers-to-entry standpoint it’s still considered a Jones Act trade route.

Answer

(M. Urbania):	The best answer I can give you is that’s how we’ve been advised that the law is written and defined in terms of foreign trade. Puerto Rico is excluded.

Question:	Chuck, could you maybe address the thought of maybe increased competition in Puerto Rico?

Answer

(C. Raymond):

I’ll be glad to do that. I think that, going back to your question of why this is in the interest of the U.S. taxpayer to provide for these kinds of benefits in a trade like Puerto Rico, one of the things that we know is that we have extra vessels in our fleet. And those fleet vessels that are liberated as a result of the TP1 structure that we’re entering into next year can be made available for the Puerto Rico trade in the event that that trade does rebound. It does create, obviously, jobs, based on the fact that we retain those vessels. It does also provide for American flag ships to be on standby, as part of the visa program, to be pressed into military service should that come up again. There are several reasons for it. And, as you know, the sailors that go aboard the vessels that are in the reserve fleet generally upgrade their licenses and get their training on-board Jones Act vessels.

Now, in terms of what might happen competitively, no, I don’t think so. I don’t think that this is of a magnitude that would cause people to go into that business, considering the fact that it’s well served right now, that it has been a little light here this last year. But with our position of having excess ships and I think also at least one of our competitors having an extra vessel, I don’t think there will be any rush to the market to try to over serve this market.

Question:

I remember either OSG or Tidewater, when they were talking about the tonnage tax regime, speaking of potential penalties if the ship ever left this foreign trade. So for instance, if one of your ships — and maybe this will never happen — leaves the Puerto Rico trade to maybe meet increased demand in, say, Hawaii or Alaska, would you have to retroactively pay a penalty on the tax that that ship earned over that time period?

Answer

(C. Raymond):	No.

Question:

Just wanted to make sure that when you’re doing the calculation of that 20% effective tax rate going forward, it stays going forward beyond 2007. So, thinking about the long term, we should also be using that sort of effective rate?

Answer

(M. Urbania):

That’s right. And the rationale behind that is—yes, we expect other trades, specifically Alaska and Hawaii/Guam—to grow. We expect them to grow in profitability, which would slightly increase the effective tax rate. However, we expect Puerto Rico to grow from a revenue and earnings standpoint. We do expect Guam to grow from a revenue and earnings impact. And those roughly offset one another in the out years. So, our effective tax rate that we are giving you guidance on today of 20% should hold true for years 2007 and beyond.

Question:	In terms of the third quarter, you had given the guidance of $0.67 to $0.69, which excludes the 2005 election, or cumulative catch-up, etc. but does that include the first six months of 2006 catch-up?

Answer

(M. Urbania):	Yes, it does.

Question:	Is there a way to look at it without it? Would it be $0.10 lower? I was trying back into it, but it’s hard to know what it would actually look like.

Answer

(M. Urbania):	What we’re saying is that it’s $0.37 per share, roughly, for the year. $0.27 per share related to the first three quarters of the year. So, roughly, $0.10 per share for the fourth quarter.

Question:	So, the implication is, at least early on, that it’s actually a lower effective tax rate than 20%?

Answer

(M. Urbania):	For year 2006? Yes.

Question:	For the fourth quarter by itself?

Answer

(M. Urbania):	15.2% for the fourth quarter.

Question:

Since this is based on tonnage, I would guess that your effective tax rate quarterly would be fluctuating towards your stronger quarters, like the third quarter, which would have a lower effective tax rate. Is that correct?

Answer

(M. Urbania):

The earnings in our business are not consistent from quarter-to-quarter — first quarter being the lightest, the second and the fourth quarter being pretty much on par with one another, and then our largest quarter in terms of revenue generation and earnings generation being the third quarter. You can see that in our quarterly results as we go along. However, from an effective tax rate perspective, we expect it to be fairly consistent across all four quarters.

Question:

In addition, you said the tax rate was a 15.2% effective tax rate in 2006. In 2007 you’re expecting 20%. I’m trying to wrap my mind around why it’s not lower since you’re adding the TP1, which would be more revenues that you could base on tonnage.

Answer

(M. Urbania):

Let me make sure you are clear on that then. The reason that we’re growing from 15.2% to 20% is a result of two things. Number one, we do expect our Hawaii business and our Alaska business — and those are the vessels that we have to pay U.S. income tax on — to grow and be profitable. That will drive our effective tax rate up for 2007. We are bringing these five new ships in 2007. But, as we’ve said, it’s going to take us six months to get that service up and running. We’re going to have costs incurred in the first half of the year. I think we explained that on previous calls. That is going to offset the revenue generation and the margin that we would get off of that service. So, for all practical purposes, we would more than likely have a loss on that service. We would not be getting the incremental tax benefit in 2007 as it relates to those five ships.

As we ramp up and go forward, in 2008 we no longer have those startup costs. Our Guam business grows. We are fully on board. We’ll be profitable in 2008 on that Guam and Asia service. That profitability will only be subject to tonnage tax. That will offset the increase in the Alaska business and the Hawaii business going forward. That’s why I’m saying it will be steady at that point

Question:	Just circling back to Puerto Rico, the entire $12.3 million for the full year of 2006 applies directly to Puerto Rico? Is that correct?

Answer

(M. Urbania):	It does.

Question:	Wouldn’t that mean or imply that the Puerto Rico trade has been fairly profitable for the year? Are we thinking about that correctly?

Answer

(M. Urbania):

As you know, we have not in the past provided profitability by trade lane. In fact, the profitability by trade lane that we’re coming up with now is solely for tax purposes, which has different allocation methods. For example, prescribed allocation methods for things like interest expense and certain direct expenses. So, yes, for purposes of coming up with this tax savings as it relates to Puerto Rico, for tax purposes, that trade is, obviously, profitable.

Question:	And then the last question —you’ve not chosen to apply this to Guam for 2006, correct?

Answer

(M. Urbania):	We’re not able to.

Question:	Could you explain that one more time?

Answer

(C. Raymond):

Let me explain why that is. In the law, the tax does not apply to vessels in mixed service. Mixed service is, for example, if we were to be running to Hawaii and Asia; that’s a mixed service. The Asia portion is foreign income; Hawaii is a state, so that’s domestic income. That, of course, is what differentiates Puerto Rico. We have been advised that Puerto Rico is not a state.

CFO

(M. Urbania):

Thank you very much for your time. I know it was short notice to get together here this morning to explain this to you. We’re very excited about this opportunity inside our company. Should you have further questions, please direct them to Mike Avara. Most of you have his number; he’s on our website. Or you can call me directly — I’ll be glad to help you think through this if we haven’t clarified it enough this morning. Thank you very much.